Exhibit 99.1

CONTACTS:	Investors:
Anna Marie Dunlap
SVP Investor Relations
714-424-2678

Media:
Kent Jenkins Jr.
VP Public Affairs Communications
(202) 682-9494

Corinthian Colleges Receives Nasdaq Notice Regarding Late Form 10-K Filing

SANTA ANA, Calif., October 3, 2014 (GLOBE NEWSWIRE) — Corinthian Colleges, Inc. (Nasdaq: COCO) has received a letter from The NASDAQ Stock Market (“Nasdaq”) notifying the Company that it is not in compliance with Nasdaq Listing Rule 5250(c)(1). The Rule requires timely filing of reports with the U.S. Securities and Exchange Commission (the “SEC”). Nasdaq sent the notice, dated September 29, 2014, as a result of the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (“10-K”).

The Nasdaq notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Select Market. Under the Nasdaq rules, the Company has 60 days to submit a plan to regain compliance. If the plan is accepted, the Company could be granted up to 180 days from the 10-K’s due date to regain compliance.

As previously disclosed in a Report on Form 8-K filed with the SEC on July 7, 2014, the Company entered into an Operating Agreement (the “Operating Agreement”) with the U.S. Department of Education which became effective on July 8, 2014, and which, among other things, required the Company to produce certain documents within certain time periods, teach out and close 12 of its schools, and pursue selling the remainder of its Title IV-eligible schools. The efforts required to comply with the terms of the Operating Agreement have put significant constraints on the Company’s resources, preventing it from obtaining and compiling the information required to complete and file its 10-K. The Company could not eliminate the delay without unreasonable effort and expense. In addition, the uncertain outcome of the school sales that the Company is pursuing creates uncertainties regarding the valuation of the Company’s assets, as well as its financial condition and results of operations as of and for the fiscal year ended June 30, 2014.

About Corinthian

Corinthian offers post-secondary career education through its Everest, Heald and WyoTech campuses, as well as online. Program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology.